Exhibit 10(ee)

EMPLOYMENT AGREEMENT

THIS AGREEMENT (“Agreement”), dated as of December 31, 2003, between SIX FLAGS, INC., a Delaware corporation, SIX FLAGS OPERATIONS INC., a Delaware corporation (together with Six Flags, Inc., the “Company”), and JAMES F. DANNHAUSER (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Executive is and has been for more than eight years the Chief Financial Officer of the Company;

WHEREAS, the Executive possesses an intimate knowledge of the business and affairs of the Company;

WHEREAS, the Executive and the Company are parties to an Employment Agreement, dated as of July 31, 1997, as amended (as amended, the “Prior Agreement”) that terminates on the date hereof.

WHEREAS, the Board of Directors of the Company (the “Board”) recognizes that the Executive’s contribution as Chief Financial Officer to the growth and success of the Company has been substantial and desires to assure the Company the continued employment of the Executive as Chief Financial Officer of the Company and to compensate him therefor; and

WHEREAS, the Executive desires to continue to serve as Chief Financial Officer of the Company, on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual promises, representations and warranties set forth herein, and for other good and valuable consideration, it is hereby agreed as follows:

1.             Certain Definitions.  As used herein, the following terms shall have the following meanings:

“Actual EBITDA” for any year means EBITDA for such year, provided that (i) if, during such year, the Company or any Subsidiary acquires (an “Acquisition”) (A) capital stock (or other equity interests) of any person (other than a person which was, prior thereto, a Subsidiary), whether by acquisition, merger, consolidation or otherwise, and, by virtue of such acquisition, the results of operations of such person for any portion of such year were consolidated with those of the Company and its Subsidiaries in the preparation of the Company’s consolidated financial statements for such year or (B) all or substantially all of the assets of any person or any operating unit of any person, and, in either case, such Acquisition was not contemplated in the preparation of Budgeted EBITDA for such year, the results of operations of such person or attributable to such assets and the costs and expenses (including financing costs) incurred by the Company or any Subsidiary in connection with, or arising out of, such Acquisition shall be disregarded in the calculation of Actual EBITDA for such year, (ii) if, during such year, the Company or any Subsidiary disposes of (a “Disposition”) (A) the capital stock (or other equity interests of any person, whether by sale, merger, consolidation or otherwise or (B) all or substantially all of the assets of any operating unit of the Company or any Subsidiary and, in either case, such Disposition was not contemplated in the preparation of Budgeted EBITDA for such year, the results of operations of such person or attributable to such assets for periods prior to the Disposition and the costs and expenses incurred by the Company or any Subsidiary in connection with, or arising out of, such Disposition shall be disregarded in the calculation of Actual EBITDA for such year and (iii) in determining Actual EBITDA for any year, the Committee may (but will not be required to) increase (but not decrease) EBITDA by an amount that the Committee reasonably deems to be appropriate to eliminate or offset the effects upon EBITDA for such year of events the Committee deems extraordinary or unusual in nature.

“Affiliate” of a person shall mean any other person that directly or indirectly controls, is controlled by, or is under common control with the person specified.  For the purposes of this Agreement, “control,” when used with respect to any person, shall mean the power to direct the management and policies of such person, whether through the ownership of securities, by contract or otherwise.

“Base Salary” shall have the meaning provided in Section 5(a).

“Board” shall have the meaning provided in the fourth recital to this Agreement.

“Bonus” shall have the meaning provided in Section 5(b).

“Budgeted EBITDA” for any year means the amount of EBITDA that the Company projects to achieve during such year, as specified in the definitive annual budget of the Company for such year approved by the Board, provided that, if the Company or any Subsidiary during any year consummates a Disposition that was not contemplated by the Budgeted EBITDA, for such year, the term “Budgeted EBITDA” will not include the amount of EBITDA included therein in respect of the assets or business that was the subject of such Disposition

“Cause” shall mean (i) the willful or repeated failure of the Executive to perform his obligations hereunder as provided herein, provided that such Cause shall not exist unless the Company shall first have provided the Executive with written notice specifying in reasonable detail the factors constituting such failure and such failure shall not have been cured by the Executive within 30 days after such notice; (ii) the conviction of the Executive of a crime which constitutes a felony involving moral turpitude under applicable law or the entering by him of a plea of guilty or nolo contendere with respect thereto; (iii) the commission by the Executive of any act involving fraud, misappropriation of Company funds or other gross misconduct injurious to the Company; (iv) the good faith determination by the Board that the Executive is dependent upon alcohol or drugs; or (v) the determination by the Board that the Executive has violated in any material respect the provisions of Sections 4(c) or 13(c) hereof.

“Change of Control” shall have the meaning provided in the Indenture, dated as of December 5, 2003, between the Company and The Bank of New York, as trustee, as the same exists on the date of this Agreement.

“Committee” shall mean the Compensation Committee of the Board.

“Constructive Termination Without Cause” shall mean a termination of the Executive’s employment at his initiative as provided in Section 10(d) below following the occurrence, without the Executive’s prior written consent, of one or more of the following events (except in consequence of a prior termination):  (i) a reduction in the Executive’s then current Base Salary or in the Bonus payable to him under Section 5(b) (except pursuant to the terms hereof) or the termination or material reduction of any material employee benefit or perquisite enjoyed by him during the term of this Agreement or the Prior Agreement; (ii) the failure to elect or reelect the Executive to any of the positions in the Company described in Section 4(a) below or removal of him from any such position; (iii) a material diminution in the Executive’s duties or the assignment to the Executive of duties which are materially inconsistent with his other duties or which materially impair the Executive’s ability to function as the Chief Financial Officer of the Company; (iv) the relocation of the Company’s executive office, or the Executive’s own office location as assigned to him by the Company, to a location more than 50 miles from New York, New York; (v) the failure of the Company to obtain the assumption in writing of its obligations under this Agreement and the Prior Agreement by any successor to the business of the Company on or prior to the date of a merger, consolidation, sale or similar transaction; or (vi) the failure by the Company to offer the Executive a new employment agreement with compensation and benefit provisions on terms at least as favorable to the Executive as those set forth herein (other than those provided in the first sentence of Section 9 hereof).

“Disability” shall mean the Executive’s inability by reason of physical or mental illness to substantially perform his duties and responsibilities under this Agreement for a period of 180 consecutive days or a period of in excess of 180 days during any calendar year during the Term.

“EBITDA” for any period means the income from operations of the Company and its Subsidiaries for such period, plus the sum of the following, to the extent deducted in calculating such income from operations, (i) noncash compensation and (ii) depreciation and amortization expense, less minority interest expense, to the extent not deducted in calculating such income from operations, in each case for such period.  All components of EBITDA shall be determined on a consolidated basis in accordance with generally acceptable accounting principles in the United States as in effect as of the date of the determination of Budgeted EBITDA for such period, consistently applied by the Company for all periods during the Term.  Notwithstanding the foregoing, EBITDA shall for all purposes of this Agreement be calculated for each year without recognition of any expense incurred in connection with (i) any bonuses paid or payable to the Executive or the Chief Executive Officer of the Company, (ii) any Restricted Shares and Additional Restricted Shares (as defined herein and in the Prior Agreement) heretofore or hereafter granted to those officers or to the former Chief Operating Officer or (iii) any Options (as defined herein) or other stock options heretofore or hereafter granted to such officers or the former Chief Operating Officer.

“person” shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any other entity.

“Subsidiary” shall mean, in respect of any person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of capital stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such person, (ii) such person and one or more Subsidiaries of such person or (iii) one or more Subsidiaries of such person.

“Term” shall mean the period specified in Section 3 below.

2.             Employment.  The Company hereby agrees to continue to employ the Executive, and the Executive hereby accepts such employment, upon the terms and conditions set forth herein.

3.             Term.  Unless sooner terminated in accordance with the provisions of Section 10 hereof, the term of the Executive’s employment under this Agreement shall commence on January 1, 2004 and shall end on January 2, 2007 (the “Term”).

4.             Position and Duties.  (a)  During the Term, the Executive shall serve as the Chief Financial Officer of the Company and shall have the authority, functions, duties, powers and responsibilities normally associated with such positions and as from time to time may be prescribed by the Board.  The Executive agrees, subject to his election as such and without additional compensation, to serve during the Term in such additional offices of comparable stature and responsibility to which he may be elected from time to time in the Company’s Subsidiaries and to serve as a director and as a member of any committee of the Board and as a director of the Company’s Subsidiaries.

(b)           During the Term and subject to the provisions of Section 4(c), (i) the Executive’s services shall be rendered on a full-time, exclusive basis, (ii) he will apply on a full-time basis all of his skill and experience to the performance of his duties in such employment, and shall report only to the Board, (iii) he shall have no other employment or outside business activities and (iv) unless the Executive otherwise consents, the headquarters for the performance of his services shall be the executive offices of the Company in the greater New York City area, subject to such reasonable travel as the performance of his duties in the business of the Company may require.

(c)           During the Term, the Executive shall not, directly or indirectly, without the prior written consent of the Board, render any services to any person (other than the Company and its Subsidiaries and other persons in which the Company may have an interest), or acquire any interest of any type in any such other person that is in competition with the Company or any of its Subsidiaries or in conflict with his full-time, exclusive position as a senior executive officer of the Company; provided, however, that the foregoing shall not be deemed to prohibit the

Executive from (i) acquiring, solely as an investment, securities of any person which are registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and which are publicly traded, so long as he is not part of any group required to make any filing under Section 13(d) of the Exchange Act in respect of such person and such securities do not constitute 2% or more of any class of outstanding securities of such person, (ii) acquiring, solely as an investment, any securities of any person (other than a person that has outstanding securities covered by the preceding clause (i)) so long as he remains a passive investor in such person and does not become part of any control group thereof and so long as such person is not, directly or indirectly, in competition with the Company or any of its Subsidiaries or (iii)(A) serving on the boards of directors of a reasonable number of other corporations (none of which are in competition with the Company or its Subsidiaries) or the boards of a reasonable number of trade associations and/or charitable organizations or, with the prior written consent of the Committee, to provide consulting services for any such corporation, trade association and/or charitable organization, (B) engaging in charitable activities and community affairs and (C) managing his personal investments and affairs, provided that the activities referred to in this clause (iii) do not in the aggregate interfere in any material respect with the proper performance of his duties and responsibilities as the Chief Financial Officer.  For purposes of the foregoing, a person shall be deemed to be in competition with the Company or any of its Subsidiaries if it (or its Subsidiaries or Affiliates) is then engaged in any line of business that is substantially the same as any line of business in which the Company or any of its Subsidiaries is engaged.

(d)           The Company shall use its best efforts to cause the Executive to be a member of the Board throughout the Term and shall include him in the management slate for election as a director at every stockholders’ meeting at which his term as a director would otherwise expire.

5.             Compensation.  (a)  Base Salary.  The Company shall pay or cause to be paid to the Executive a base salary (the “Base Salary”) of (i) during the year ending December 31, 2004, $750,000 per annum, and (ii) during each succeeding calendar year (or portion thereof) during the Term an amount per annum equal to $50,000 plus the Base Salary in effect at the end of the immediately preceding calendar year.  The Company may increase, but not decrease, the Base Salary at any time and from time to time during the Term.  The Base Salary shall be payable in monthly or more frequent installments in accordance with the Company’s regular payroll practices for senior executives.

(b)           Bonus.  In addition to the Base Salary, the Executive shall be entitled to receive an annual cash bonus (the “Bonus”) in an amount equal to the sum of (a) .005560 multiplied by the Budgeted EBITDA for the applicable year plus (b) .01946 multiplied by the amount, if any, by which the Actual EBITDA for such year exceeded the Budgeted EBITDA for such year; provided, however, that if in any year, the Actual EBITDA is less than 95% of the amount of the Budgeted EBITDA for such year, the product obtained by clause (a) above shall be multiplied by the Applicable Percentage set forth on Exhibit A in determining the amount of the Bonus payable with respect to such year.  The Bonus will be payable with respect to each of the Company’s fiscal years ending December 31, 2004, December 31, 2005 and December 31, 2006 and, except as provided in Section 5(c), will be payable as follows:  (i) 75% of the estimated

Bonus will be paid to the Executive in the immediately succeeding January; and (ii) the remaining amount of the Bonus over the amount previously paid in January of that year will be paid to the Executive not later than 80 days after the end of the preceding year.

Within 75 days following the end of each applicable year during the Term, the independent public accountants of the Company shall deliver to the Committee a certificate setting forth the calculation of EBITDA for such year based on the Company’s audited financial statements for such year and, if applicable, an agreed upon procedure report on all adjustments to EBITDA required by clauses (i) and (ii) of the definition of Actual EBITDA and by the provisions of Section 5(c)(i).  Within 80 days after the end of each such year, the Committee shall deliver to the Executive a notice, in reasonable detail, showing the calculation of Actual EBITDA for such year, the Bonus payable to the Executive under this Section 5(b) with respect to such year and the number of Restricted Shares with respect to which the Restriction Period has expired by virtue of such EBITDA pursuant to Section 5(c)(i) hereof.

(c)           Deferred Compensation.  The Executive by timely notice delivered to the Committee may elect to defer any portion of the Base Salary or Bonus with respect to any year on terms reasonably acceptable to the Company, provided such deferral does not result in the Company incurring any additional expense.

(d)           Options.  On January 2, 2004, the Company will grant to the Executive under the Company’s 2001 Stock Option and Incentive Plan (the “2001 Plan”) options (the “Initial Options”) to purchase 170,000 shares of the Company’s Common Stock, par value $.05 per share (the “Common Stock”).  The Initial Options shall have a term of seven years, shall have an exercise price per share equal to the “fair market value” (as defined in the 2001 Plan) of a share of Common Stock on the date of grant; shall vest and become exercisable in four equal annual installments, commencing on January 2, 2005, if the Executive is employed by the Company or any Subsidiary on such vesting date, except as otherwise provided in Section 10 hereof, and shall have such other terms and conditions, not inconsistent with the foregoing or with any other provision of this Agreement, as are customarily contained in the grant letters under the 2001 Plan heretofore issued by the Company.  On each of January 2, 2005, January 2, 2006 and December 31, 2006 the Company will grant to the Executive under the 2001 Plan options (the “Subsequent Options” and together with the Initial Options, the “Options”) to purchase 75,000 shares of Common Stock.  The Subsequent Options shall have a term of seven years, shall have an exercise price per share equal to the fair market value (as defined in the 2001 Plan) of a share of Common Stock on the date of grant, shall vest and become exercisable in three equal annual installments, commencing on the date of grant, if the Executive is employed by the Company or any Subsidiary on such vesting date, except as otherwise provided in Section 10 hereof, and shall have such other terms and conditions, not inconsistent with the foregoing or with any other provision of this Agreement, as are customarily contained in grant letters under the 2001 Plan heretofore issued by the Company.  In the event of a stock dividend, stock split, share combination, exchange of shares, recapitalization, merger, consolidation, reorganization, liquidation or other comparable changes or transactions of or by the Company, an appropriate adjustment to the number of Common Stock into which the Options are exercisable shall be made to give proper effect to such event.

6.             Employee Benefit Programs.  During the Term, the Executive shall be entitled to participate in all employee pension and welfare benefit plans and programs made available to the Company’s senior level executives or its employees generally, as such plans or programs may be in effect from time to time, including without limitation, pension, savings and other retirement plans or programs, medical, dental, hospitalization, short-term and long-term disability and life insurance plans, and any other employee benefit plans or programs that may be sponsored by the Company from time to time, whether funded or unfunded.

7.             Reimbursement of Expenses.  During the Term, the Company shall pay or reimburse the Executive for all reasonable travel, entertainment and other business expenses actually incurred or paid by the Executive in the performance of his duties hereunder upon presentation of expense statements or vouchers or such other supporting information as the Company may reasonably require.

8.             Vacations.  In addition to customary paid holidays, the Executive shall be entitled to four (4) weeks of paid vacation during each year of the Term (and a pro rata portion thereof for any portion of the Term that is less than a full year).  Any unused vacation days during any year shall not be carried forward to subsequent years, nor shall the Executive receive any additional compensation for such unused vacation days.

9.             The Restricted Shares.  (a)  On January 2, 2004, and in consideration of services to be performed by the Executive hereunder, the Company will grant to the Executive, subject to the provisions of this Section 9, 175,000 shares (the “Initial Restricted Shares”) of the Company’s Common Stock.  In addition, on each of January 2, 2005, January 2, 2006 and January 2, 2007, the Company shall grant to the Executive an additional 25,000 shares of Common Stock (the “Additional Restricted Shares” and, together with the Initial Restricted Shares, the “Restricted Shares”).

(b)           During the Restriction Period (as defined below) relating to any Restricted Shares, such Restricted Shares may not be sold, assigned, transferred, pledged or otherwise encumbered by the Executive.  Except as provided in this Section 9, the Executive, as the owner of Restricted Shares, shall have all the rights of a holder of Common Stock, including but not limited to the right to receive all cash dividends or distributions paid on and the right to vote such Restricted Shares until such date as such Restricted Shares shall have been forfeited pursuant to Section 9(g).

(c)           The restrictions contained in this Section 9 on the rights of the Executive to sell, assign, transfer or encumber the Restricted Shares and on his ability to hold the certificates representing the Restricted Shares pursuant to Section 9(d) shall expire as follows:

(i)            the restrictions on 29,167 (29,166 in the case of January 2, 2005 and January 2, 2006) Initial Restricted Shares shall expire on each of January 2, 2005, January 2, 2006, January 2, 2007, January 2, 2008, January 2, 2009 and January 2, 2010, if the Executive is employed by the Company or any Subsidiary on such date, except as otherwise provided in Section 10 hereof.  Notwithstanding the foregoing, if either (x) EBITDA for any fiscal year during the Term shall exceed 105% of EBITDA for the immediately preceding year or (y) the

Committee so determined in its discretion based on non-EBITDA related performance of the Executive in such fiscal year, the Restriction Period (as defined below) with respect to an additional 29,167 Initial Restricted Shares shall expire either on (x) the date the independent public accountants of the Company deliver to the Committee the certificate referred to in Section 5(b) hereof or (y) the date the Committee makes such determination.  In that event, the additional Initial Restricted Shares as to which the Restriction Period shall expire pursuant to the foregoing sentence shall be those Initial Restricted Shares, the Restriction Period of which would otherwise have expired on the latest applicable date pursuant to this Section 9(c)(i).  In determining EBITDA for the purposes of this paragraph only for any applicable fiscal year and the prior fiscal year, the results of operations of any person or business which was the subject of an Acquisition since the beginning of such prior fiscal year shall be included in such determination on a pro forma basis as if such Acquisition had occurred (and all related costs and expenses were incurred) on the day immediately preceding the first day of such prior fiscal year and the results of operations of any person or business which was the subject of a Disposition since the beginning of such prior fiscal year shall be excluded in such determination on a pro forma basis as if such Disposition had occurred (and all related costs and expenses were incurred) on the day immediately preceding the first day of such prior fiscal year.

(ii)           the restrictions on 8,333 (8,334 in the case of the first anniversary date) Subsequent Restricted Shares issued on any date hereunder shall expire on the date of issuance and the two succeeding anniversary dates of the date of issuance, if the Executive is employed by the Company or any Subsidiary on such date, except as otherwise provided in Section 10 hereof.

(iii)          The period during which the restrictions set forth in this Section 9(c) as to the ownership, transfer and disposition by the Executive of any Restricted Shares shall be in effect shall be referred to herein as the “Restriction Period.”

(d)           Each certificate representing Restricted Shares or Additional Restricted Shares shall be registered in the name of the Executive, be deposited by him with the Company together with a stock power endorsed in blank and bear the following, or a substantially similar, legend:

“The transferability of this Certificate and the Common Stock represented hereby is subject to the terms and conditions, including forfeiture, contained in the Employment Agreement, dated as of January 1, 2004, between the Company and James F. Dannhauser.  A copy of the Employment Agreement is on file in the executive offices of Six Flags, Inc., 11501 Northeast Expressway, Oklahoma City, Oklahoma 73131.”

(e)           To the extent any Restricted Shares shall not have been registered under the Securities Act of 1933, as amended (the “Securities Act”), the Executive hereby represents and warrants that he (i) is acquiring such Restricted Shares for his own account and not with a view to the sale or distribution thereof except in compliance with the Securities Act of 1933, as amended (the “Securities Act”) and applicable state securities laws and (ii) is an “accredited investor” as such term is defined in Regulation D under the Securities Act.

(f)            After the Restriction Period relating to any Restricted Shares has expired, upon the written request of the Executive, or the Executive’s legal representative, permitted successor or heir, the Company shall deliver to the Executive, or such legal representative, permitted successor or heir, a certificate or certificates, without the legend referred to in Section 9(d), for the number of such Restricted Shares.  Notwithstanding the foregoing, any certificate or certificates so delivered shall bear such legends as the Company may deem advisable to reflect restrictions which may be imposed by law, including, without limitation, the Securities Act or any state “blue sky” or other applicable securities laws.

(g)           The Executive’s rights to any Restricted Shares shall be forfeited on the first date on which it can be determined that the Restriction Period with respect to such Restricted Shares is incapable of expiring pursuant to the provisions of Section 9(c).  Any Restricted Shares with respect to which the Restriction Period has not expired shall be forfeited as of the last day thereof.  Certificates representing any forfeited Restricted Shares shall be cancelled by the Company, and the Executive shall have no rights with respect to any such forfeited Shares.

(h)           If the Company shall be consolidated or merged with another corporation, and such consolidation or merger is not a Change of Control, the Executive will deposit with the successor corporation the certificates for the stock or securities or the other property that the Executive is entitled to receive by reason of his ownership of Restricted Shares in a manner consistent with Section 9(d), and such stock, securities or other property shall become subject to the restrictions and requirements imposed by this Section 9, and the certificates therefor or other evidence thereof shall bear a legend similar in form and substance to the legend set forth in Section 9(d).

(i)            In the event of a stock dividend, stock split, share combination, exchange of shares, recapitalization, merger, consolidation, reorganization, liquidation or other comparable changes or transactions of or by the Company, an appropriate adjustment to the number of Restricted Shares shall be made to give proper effect to such event.

10.           Termination of Employment.

(a)           Termination Due to Death.  The Executive’s employment shall immediately terminate upon his death.  In such event, his estate or his beneficiaries, as the case may be, shall be entitled to:

(i)            Base Salary (at the applicable rate in effect on the date of his death) for a period of 365 days;

(ii)           a Bonus for the year in which the Executive’s death occurs in an amount equal to the Bonus (if any) that would have been payable to the Executive with respect to such year had his death not occurred, multiplied (in the event such death occurs before June 30 of such year) by a fraction, the numerator of which shall be the number of days elapsed during such year prior to the date of the Executive’s death and the denominator of which shall be 181, payable as provided in Section 5(b);

(iii)          all Restricted Shares with respect to which the Restriction Period had expired prior to the date of this death and all Restricted Shares (including all Additional Restricted Shares not issued as of the date of death) as to which the Restriction Period under Section 9(c) hereof has not yet expired (as to which the Restriction Period shall then automatically and immediately expire);

(iv)          all Options not granted as of the date of death and, unless otherwise required by any plan, the continued right to exercise any then vested stock option (including the Options) for the remainder of its term, it being understood that all Options shall vest immediately upon such termination;

(v)           any amounts earned, accrued or owing but not yet paid under Sections 5, 6 or 7 above; and

(vi)          other or additional benefits in accordance with applicable plans and programs of the Company.

(b)           Termination Due to Disability.  The Company may terminate the Executive’s employment, by written notice delivered to him, due to his Disability.  In such event, he shall be entitled to:

(i)            an amount equal to 100% of Base Salary, at the rate in effect at the date of such termination of his employment, for a period of 365 days following the date of termination, less the amount of any disability benefits provided to the Executive under any disability plan or policy;

(ii)           a Bonus for the year in which such termination occurs in an amount equal to the Bonus that would have been payable to the Executive with respect to such year had such termination not occurred, multiplied (in the event such termination occurs before June 30 of such year) by a fraction, the numerator of which shall be the number of days elapsed during such year prior to the date of such termination and the denominator of which shall be 181, payable as provided in Section 5(b);

(iii)          all Restricted Shares with respect to which the Restriction Period had expired prior to the date of termination due to his Disability and all Restricted Shares (including all Additional Restricted Shares not issued as of the date of termination) as to which the Restriction Period under Section 9(c) hereof has not yet expired (as to which the Restriction Period shall automatically and immediately expire);

(iv)          all Options not granted as of the date of termination and, unless otherwise required by any plan, the continued right to exercise any then vested stock option for the remainder of its term, it being understood that all Options shall vest immediately upon such termination;

(v)           any amounts earned, accrued or owing but not yet paid under Sections 5, 6 or 7 above;

(vi)          continued participation at the expense of the Company in medical, dental and hospitalization insurance coverage in which he was participating on the date of termination of his employment for a period equal to the longest of (x) 12 months from the date of such termination, (y) the minimum period prescribed by applicable law or (z) the period set forth in the applicable plan or program of the Company; and

(vii)         other or additional benefits in accordance with applicable plans and programs of the Company.

(c)           Termination by the Company for Cause.  In the event the Company proposes to terminate the Executive’s employment for Cause, it shall so notify the Executive in writing, which notice shall include (A) in reasonable detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based and (B) the date (which shall not be earlier than 21 days following the date of such notice), time and location of a Board meeting at which the Executive shall be entitled to a hearing as to such grounds.  If, within five days after such hearing, the Executive is furnished written notice that a majority of all then members of the Board (excluding the Executive) have confirmed that, in their judgment, grounds for Cause exist, his employment shall thereupon terminate for Cause.  In such event, he shall be entitled to:

(i)            the Base Salary then in effect through the date of the termination of his employment for Cause;

(ii)           all Restricted Shares with respect to which the Restriction Period had expired prior to the date of such termination;

(iii)          any amounts earned, accrued or owing but not yet paid under Sections 5, 6 or 7 above; and

(iv)          other or additional benefits in accordance with applicable plans or programs of the Company.

(d)           Termination Without Cause or Constructive Termination Without Cause.  In the event the Executive’s employment is terminated by the Company without Cause, other than due to his Disability or death, or is terminated by the Executive due to a Constructive Termination Without Cause, the Executive shall be entitled to:

(i)            the Base Salary then in effect through the date of termination of the Executive’s employment;

(ii)           a Bonus for the year in which such termination occurs in an amount equal to the Bonus that would have been payable to the Executive with respect to such year had such termination not occurred, multiplied (in the event such termination occurs before June 30 of such year) by a fraction, the numerator of which shall be the number of days elapsed during such year prior to the date of such termination and the denominator of which shall be 181, payable immediately;

(iii)          an aggregate amount equal to the sum of (x) the product obtained by multiplying three times the amount paid or payable to the Executive as Base Salary with respect to the calendar year immediately preceding the year in which such termination occurs plus (y) the product obtained by multiplying three times the greater of (A) the amount paid or payable as Bonus with respect to the calendar year immediately preceding the year in which such termination occurs and (B) the numerical average of the amounts paid or payable as Bonus with respect to such calendar year and the two preceding calendar years; which aggregate amount shall be payable in one lump sum within ten Business Days after such termination;

(iv)          all Restricted Shares with respect to which the Restriction Period had expired prior to the date of termination and all Restricted Shares (including all Additional Restricted Shares not issued as of the date of termination) as to which the Restriction Period under Section 9(c) hereof has not yet expired (as to which the Restriction Period shall then automatically and immediately expire);

(v)           all Options not granted as of the date of termination and all Options (which shall vest automatically as of the date of termination) and any other stock options to the extent exercisable at the date of his termination without Cause or Constructive Termination Without Cause, shall be exercisable for a period of 90 days after such termination;

(vi)          any amounts earned, accrued or owing but not yet paid under Sections 4, 5 or 6 above;

(vii)         continued participation at the Company’s expense in medical, dental and hospitalization insurance coverage and in all other employee benefit plans and programs in which he was participating on the date of termination of his employment for a period equal to of the longest of (x) 6 months from the date of such termination, (y) the minimum period prescribed by applicable law or (z) the period set forth in the applicable plan or program of the Company; and

(viii)        other or additional benefits in accordance with applicable plans and programs of the Company.

(e)           Change of Control.  (i) In the event of a Change of Control (whether or not the Executive’s employment is terminated), the Executive shall be entitled to all Restricted Shares with respect to which the Restriction Period had expired prior to the date of the Change of Control and all Restricted Shares (including all Additional Restricted Shares not issued as of the date of the Change of Control) as to which the Restriction Period under Section 9(c) hereof has not yet expired (as to which the Restriction Period shall then automatically and immediately expire), and (b) all Options not granted as of the date of such Change of Control, which Options and all other Options granted hereunder shall automatically and immediately vest as of the date of such Change of Control and shall remain exercisable for the remainder of their term.

(ii)           If during the 180 day period following a Change of Control, the Executive’s employment is terminated by the Company (other than due to his Disability or death) or is terminated due to a Constructive Termination Without Cause, the Executive shall be entitled to (A) the payments and benefits provided in Section 10(d); and (B) all amounts, entitlements or benefits under all employee benefit plans as to which the Executive is not yet vested shall become fully vested except to the extent such vesting would be inconsistent with the terms of the relevant plan.

(f)            Voluntary Termination.  In the event of a termination of employment by the Executive on his own initiative other than a termination due to a Construction Termination Without Cause, the Executive shall have the same entitlements as provided in Section 10(c) for a termination for Cause.  A voluntary termination under this Section 10 shall be effective upon not less than 90 days prior written notice to the Company.

(g)           Golden Parachute Payment Excise Tax Gross-Up.  In the event that the Executive receives any payments or other benefits pursuant to Section 10(e), including accelerated issuance or vesting of Restricted Stock, Options or other stock options, then the Company shall pay the Executive any additional amounts that are required to be paid by the Executive as excise taxes imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), in respect to the aggregate of all payments or benefits made or provided to the Executive under Section 10(e), this Section 10(g) or otherwise under this Agreement or under any other plans or programs of the Company.

(h)           No Mitigation.  In the event of any termination of employment under this Section 10, the Executive shall be under no obligation to seek other employment.

(i)            Nature of Payments.  Any amounts due under this Section 10 are in the nature of severance payments have been determined to be reasonable by the Company and are not in the nature of a penalty.

(j)            Notice of Termination.  Except as otherwise provided in this Section 10 and except in the case of a termination due to the Executive’s death, the Company or the Executive (as the case may be) shall deliver written notice of termination of employment to the other party hereto which notice shall specify the effective date of termination in accordance herewith.

11.           Indemnification.  (a)  The Executive shall be entitled to the benefit of the indemnification provisions contained on the date hereof in the Certificate of Incorporation and By-Laws of the Company (not including any amendments or additions hereafter that limit or narrow, but including any that add to or broaden, the protection afforded to the Executive by those provisions), to the fullest extent permitted by applicable law at the time of the assertion of any liability against the Executive in respect of any matter relating to the period during which the Executive is employed by the Company, no matter when arising.

(b)           During the period in which the Executive is employed by the Company, the Company agrees to maintain a directors’ and officers’ liability insurance policy covering the Executive to the extent the Company provides such coverage for its other executive officers, which policy shall be maintained on a claims occurred, rather than claims made, basis.

12.           Effect of Agreement on Other Benefits.  Except as specifically provided in this Agreement, the existence of this Agreement shall not prohibit or restrict the Executive’s entitlement to full participation in the employee benefit and other plans or programs in which senior executives of the Company are eligible to participate.

13.           Covenant Not-to-Compete.  During the two years following the end of the Executive’s employment by the Company (the “Covenant Period”):

(a)           The Executive agrees that he will not, directly or indirectly, as a partner, officer, employee, director, stockholder, proprietor, consultant, representative, agent or otherwise become or be interested in, or associate with or render assistance to (i) any person engaged in the ownership, operation and/or management of any water park, amusement park, theme park, marine or wildlife park, outdoor mini-theme park or family amusement or entertainment center (collectively, “Parks”) located within the United States of America (or in the event the Company owns or otherwise operates any Park outside the United States of America, in any location within a 250 mile radius of such location) or (ii) if during the Term, the Company commences any line of business, in addition to the ownership, operation and/or management of Parks, and if, during the last full fiscal year of the Company preceding the date of the termination of the Executive’s employment, such other line of business accounted for at least 10% of the Company’s revenue during such year, any person engaged in such other line of business within a 250 mile radius of any location at which the Company is then engaged therein.  The foregoing provisions shall not, however, prohibit the ownership by any Executive of securities in accordance with Section 4(c)(i).

(b)           The Executive agrees that he will not, directly or indirectly, during the Covenant Period, for his own benefit or for the benefit of any other person knowingly solicit the professional services of any employee of the Company or any Subsidiary or any person who had been such an employee within three months prior thereto or otherwise interfere with the relationship between the Company or any Subsidiary and any of such persons.

(c)           The Executive recognizes and acknowledges that, in connection with his employment by the Company, he has had and will continue to have access to valuable trade secrets and confidential information of the Company and its Subsidiaries and Affiliates including, but not limited to, customer and supplier lists, business methods and processes, marketing, promotional, pricing and financial information and data relating to employees and agents (collectively, “Confidential Information”) and that such Confidential Information is being made available to the Executive only in connection with the furtherance of his employment by the Company.  The Executive agrees that during the Term and thereafter, he will not use or disclose any of such Confidential Information to any person, except that disclosure of Confidential Information will be permitted:  (i) to the Company, its Subsidiaries and Affiliates and their respective advisors; (ii) if such Confidential Information has previously become available to the public through no fault of the Executive; (iii) if required by any court or governmental agency or body or is otherwise required by law; (iv) if necessary to establish or assert the rights of the Executive hereunder; or (v) if expressly consented to by the Company.

(d)           The parties agree that a violation of the foregoing agreements not to compete or disclose, or any provision thereof, will cause irreparable damage to the Company, and the Company shall be entitled (without any requirement of posting a bond or other security), in addition to any other rights and remedies which it may have, at law or in equity, to an injunction enjoining and restraining the Executive from doing or continuing to do any such act or any other violations or threatened violations of this Section 13.

(e)           The Executive acknowledges and agrees that the restrictive covenants set forth in this Section 13 (the “Restrictive Covenants”) are reasonable and valid in geographical and temporal scope and in all other respects.  If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full force and effect, without regard to the invalid or unenforceable parts.

(f)            If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable for any reason, such court shall have the power to modify such Restrictive Covenant, or any part thereof, and, in its modified form, such Restrictive Covenant shall then be valid and enforceable.

14.           Severability.  Should any provision of this Agreement be held, by a court of competent jurisdiction, to be invalid or unenforceable, such invalidity or unenforceability shall not render the entire Agreement invalid or unenforceable, and this Agreement and each individual provision hereof shall be enforceable and valid to the fullest extent permitted by law.

15.           Successors and Assigns.  (a)  This Agreement and all rights under this Agreement are personal to the Executive and shall not be assignable other than by will or the laws of descent.  All of the Executive’s rights under this Agreement shall inure to the benefit of his heirs, personal representatives, designees or other legal representatives, as the case may be.

(b)           This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.  Any person succeeding to the business of the Company by merger, purchase, consolidation or otherwise shall assume by contract or operation of law the obligations of the Company under this Agreement.

16.           Governing Law.  This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without regard to the conflicts of laws rules thereof.

17.           Notices.  All notices, requests and demands given to or made upon the respective parties hereto shall be deemed to have been given or made three (3) business days after the date of mailing when mailed by registered or certified mail, postage prepaid, or on the date of delivery if delivered by hand, or by any nationally-recognized overnight delivery service, addressed to the parties at their addresses set forth below or to such other addresses furnished by notice given in accordance with this Section 17:  (a) if to the Company, 122 East 42nd Street, New York, New York 10168, Attn: Board of Directors, and (b) if to the Executive, 4 Oval Court, Bronxville, New York  10708.

18.           Withholding.  All payments required to be made by the Company to the Executive under this Agreement shall be subject to withholding, employment, social security, medicare, unemployment and other payroll taxes and deductions in accordance with the Company’s policies applicable to senior executives of the Company and the provisions of any applicable employee benefit plan or program of the Company.

19.           Complete Understanding.  This Agreement supersedes any prior contracts, understandings, discussions and agreements relating to employment between the Executive and the Company and constitutes the complete understanding between the parties with respect to the subject matter hereof.  No statement, representation, warranty or covenant has been made by either party with respect to the subject matter hereof except as expressly set forth herein.

20.           Modification; Waiver.  (a)  This Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and the Executive or in the case of a waiver, by the party against whom the waiver is to be effective.  Any such waiver shall be effective only to the extent specifically set forth in such writing.

(b)           No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

21.           Mutual Representations.  (a)  The Executive represents and warrants to the Company that the execution and delivery of this Agreement and the fulfillment of the terms hereof (i) will not constitute a default under or conflict with any agreement or other instrument to which he is a party or by which he is bound and (ii) do not require the consent of any person.

(b)  The Company represents and warrants to the Executive that this Agreement has been duly authorized, executed and delivered by the Company and that such execution and delivery and the fulfillment of the terms hereof (i) will not constitute a default under or conflict with any agreement or other instrument to which it is a party or by which it is bound and (ii) do not require the consent of any person.

(c)           Each party hereto represents and warrants to the other that this Agreement constitutes the valid and binding obligation of such party enforceable against such party in accordance with its terms.

22.           Headings.  The headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of this Agreement.

23.           Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by the other party hereto.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed in its corporate name, and the Executive has manually signed his name hereto, all as of the day and year first above written.

SIX FLAGS, INC.
SIX FLAGS OPERATIONS INC.

By	: /s/ Paul A. Biddelman
Paul A. Biddelman
Chairman of the
Compensation Committee

/s/ James F. Dannhauser
JAMES F. DANNHAUSER

EXHIBIT A

If the quotient of

Actual EBITDA for the applicable year

Budgeted EBITDA for the applicable year

Applicable Percentage

(rounded to the nearest thousandths) equals:

between (and including) .945 and (but excluding) .950	95%
between .940 and (but excluding) .945	90%
between .935 and (but excluding) .940	85%
between .930 and (but excluding) .935	80%
between .925 and (but excluding) .930	75%
between .920 and (but excluding) .925	70%
between .915 and (but excluding) .920	65%
between .910 and (but excluding) .915	60%
between .905 and (but excluding) .910	55%
between .900 and (but excluding) .905	50%
between .895 and (but excluding) .900	45%
between .890 and (but excluding) .895	40%
between .885 and (but excluding) .890	35%
between .880 and (but excluding) .885	30%
between .875 and (but excluding) .880	25%
between .870 and (but excluding) .875	20%
between .865 and (but excluding) .870	15%
between .860 and (but excluding) .865	10%
between .850 and (but excluding) .860	5%
less than .850	0%

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